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                                                                     EXHBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                      AIRCRAFT SERVICE INTERNATIONAL, INC.

FIRST.   The name of the corporation is AIRCRAFT SERVICE INTERNATIONAL, INC.

SECOND. The principal office of the corporation in the State of Delaware is located at 100 West Tenth Street, in the city of Wilmington, County of New Castle. The name and address of its resident agent is The corporation Trust company, 100 West Tenth Street, Wilmington, Delaware.

THIRD. The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and without limiting the foregoing, to engage in aircraft service operations and services of all kinds, and produce, manufacture, develop, construct, transport, buy, hold, sell, and generally deal in products, materials and property, both tangible and intangible.

FOURTH. The total number of share of capital stock which this corporation shall have authority to issue is one thousand (1,000) shares of common stock all of which shares shall be without par value.

FIFTH. The minimum of capital with which this corporation will commence business in One Thousand dollars ($1,000.00).

SIXTH.   The names and places of residence of the incorporators are as follows:
         Raymond H. Warns, 111 North Kaspar Avenue, Arlington Heights, Ill.


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         Herbert R. Nelson, 729 South Bennett, Palatine, Illinois
         McGee Parramore, 601 South Stuart Lane, Palatine, Illinois

SEVENTH. The corporation is to have perpetual existence.

EIGHTH. The private property of the shareholders shall not be subject to the payment of corporate debts to any extent whatever.

NINTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:


  (a)    To make, alter or repeal the by-laws of the corporation.

  (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

  (c) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

  (d) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

  (e) To sell, assign, convey and otherwise dispose of a part of the property, assets and effects of this Corporation less than the whole thereof, or less than substantially the whole thereof, on such terms and conditions as they shall deem advisable, without

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                  the assent of the stockholders in writing or otherwise; and
                  also to sell, assign, transfer, convey, lease, exchange and otherwise dispose of the whole or substantially the whole of the property, assets, effects, franchises and good will of this Corporation, on such terms and conditions as they shall deem expedient, and for the best interests of the corporation, when and as authorized by the affirmative vote of the holders of not less than a majority of the stock then issued and outstanding having voting power, at a stockholders' meeting duly called for the purpose, but in any event not less than the amount required by law.

         All of the powers of this Corporation, insofar as the same lawfully may be vested by this Certificate in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation.



TENTH. In the absence of fraud, no contract or transaction between this Corporation ad any other person, association or corporation shall be affected by the fact that any of the directors or officers of this Corporation are interested in, or with, such person, association or corporation, or are directors or officers of such other association or corporation and any director or officer of the Corporation individually may be a party to, or may be interested in, any such contract or transaction of this Corporation; and no such contract or transaction of this Corporation with any person or persons, firm association, or corporation, shall be rendered illegal, or in any way be affected, by the fact that any director or officer of this Corporation is a party to, or interested in, such contract or transaction, or in any way connected with such person or persons, firm, association or corporation;

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                  and each and every person who may become a director or officer of this Corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this Corporation, for the benefit of himself or any person, firm, association or corporation in which he may be anywise interested.

ELEVENTH.         If the by-laws so provide, the stockholders and directors
                  shall have power to hold their meetings, to have an officer or officers and to keep the books of this corporation
                  (subject to the provisions of the statute) outside of the State of Delaware at such places as may from time to time be designated by the by-;laws or by resolutions of the directors.

TWELFTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors and stockholder herein are granted subject to this reservation.